EXHIBIT 3.1

                            Articles of Incorporation
                                       of

                             Ventura Assets Limited

The undersigned, a natural person of at least eighteen years of age, incorporates Ventura Assets Limited ("Corporation") under these Articles of
Incorporation:

                                Article I - Name

The name of the Corporation is: Ventura Assets Limited.

                              Article II - Duration

The Corporation shall exist in perpetuity, unless dissolved by operation of law or voluntary action.

                         Article III - Purposes & Powers

The Corporation exists to conduct any and all lawful business and shall exercise all lawful powers in pursuit of any lawful objective it may set for itself.

                         Article IV - Capital Structure

(A) Authorized Shares. The aggregate number of shares which this Corporation shall have the authority to issue is 100,000,000 shares of common stock ("Common Stock"), without par value, and 25,000,000 shares of preferred stock ("Preferred Stock"), without par value. No share shall be issued until it has been paid for, and it shall thereafter be nonassessable.

(B) Series of Common or Preferred Stock. The Common Stock may be issued in one or more series as from time to time determined by the Board of Directors. All holders of shares of Common Stock of the same series shall have equivalent rights, preferences, and limitations as to each other. Each series may differ as to rights, preferences, and limitations vis-a-vis any or all other series, but all series of Common Stock shall have co-equal, unlimited voting rights as Common Stock, and shall together constitute the sole voting group of the Corporation, except to the extent any additional voting groups may later be established in accordance with law. The holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution, with relative preferences established by series, but only after any preferences panted to the holders of Preferred Stock upon dissolution. Preferred Stock may also be issued in one or more series as may be determined from time to time by the Board of Directors. All series of Preferred Stock shall be alike except that there maybe variation as to the following;


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     1.   Dividend rights;
     2. The price, terms, and conditions of redemption, which may be mandatory;
     3.   The amount payable per-share in the event of involuntary liquidation;
     4.   The amount payable per-share in the event of voluntary liquidation;
     5.   Sinking fund provisions for the redemption of shares; and
     6. The terms and conditions for conversion, which may be mandatory, if the shares of any series are issued with a privilege of conversion.


All shares within any given series (Common or Preferred) shall be alike in every particular. In establishing a series, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and shall fix the relative preferences, rights, and restrictions. Before issuing any shares of any new series, the Corporation shall deliver to the Secretary of State of the State of Colorado Articles of Amendment in accordance with C.R.S. ss. 7-106-102(4).

                          Article V - Cumulative Voting

The shareholders shall not be entitled to cumulative voting in the election of directors.

                         Article VI - Preemptive Rights

No holder of any stock of the Corporation shall be entitled, as a matter of right, to purchase, subscribe for, or otherwise acquire any new or additional shares of stock of the Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares of any class, or any shares, bonds, notes, debentures or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares.

                   VII - Registered Agent, Registered Office &
                           Consent of Registered Agent

The initial registered agent is Richard Byron Peddie. The address of the initial registered office is: c/o Richard Byron Peddie, P.C., 2503 Walnut Street - Third Floor, Boulder, Colorado 80302.

By this execution, Richard Byron Peddie consents to serve as the initial registered agent:

                                                 /s/ Richard Byron Peddie
                                                 -------------------------------
                                                 Richard Byron Peddie

                             VIII - Principal Office

The principal offices of the Corporation are located at: 2155 Verdugo Boulevard, Montrose, California 91020.


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                     Article IX - Initial Board of Directors

The initial Board of Directors of the Corporation shall consist of one director. The name and address of the person who shall serve as director until the first annual meeting of shareholders, or until his successor is elected and qualifies, is as follows:



         Richard Byron Peddie
         5051 Euclid Avenue
         Boulder, Colorado 80303-2831

The number of directors shall not be less than one nor more than nine. Directors shall be elected at each annual meeting of shareholders. Each director shall hold office for the term for which he or she is elected and thereafter until his or her successor is elected and qualified.

                           Article X - Indemnification

(A) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation, partnership, joint venture, trust, or other enterprise, against expends (including attorney fees), judgments, fines, and, amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to (he best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contenders, or its equivalent shall not of itself create a presumption that the person did not act on good faith and in a manner which he reasonably believed to be in or not opposed to the beat interests of the Corporation and, with respect to any criminal action or proceeding, that the person had reasonable cause to believe his conduct was unlawful.

(B) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such Court deems proper.


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(C) To the extent that a director, officer, employee, fiduciary or agent of the
Corporation has been successful on the merits (or otherwise) in defense of any action, suit, or proceeding referred to in (A) or (B) of this Article or m defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

(D) Any indemnification under (A) or (B) of this Article X (unless ordered by Court, and as distinguished from subsection (C) of this Article) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in (A) or (B) above. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

(E) Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding as authorized in (C) or
(D) of this Article X upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined by the Board of Directors that he is entitled to be indemnified by the Corporation as authorized in this Article X.

(F) The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement,, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity And as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

(G) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnity him against such liability under provisions of this Article X.

(H) Directors shall not be held personally liable to the Corporation or to its stockholders for money damages for breaches of fiduciary duty or for negligent acts or, conversely, for failure to act with due care in the exercise of their duty as directors, to the maximum extent permitted by C.R.S. ss. 7-108-402. This does not relieve directors from breaches of the duty of loyalty; nor does it relieve them from liability for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law or acts specified in C.R.S. ss. 7-108-403, or for receiving an improper personal benefit.


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                 Article XI - Conflicting Interest Transactions

No contract or other transaction between the Corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by the Corporation or one (1) or more of the Corporation's directors or any other corporation, firm, association, or entity in which one (1) or more of its directors are directors or officers or are financially interested, shall be either void or voidable solely because of such relationship or interest, or solely because such directors an: present at the meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or solely because their votes are counted for such purpose if:

(A) The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction, or by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

(B) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written Consent; or

(C) The contract or transaction is fair and reasonable to the Corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

                           Article XII - Record Owners

Only record owners are entitled to voting rights, notice, dividends, and attendance at shareholder meetings. Persons or entities holding equitable interests only are ineligible for such rights.

                       Article XIII - Quorum Requirements

(A) Shareholders. A quorum of shareholders for each annual or special meeting of shareholders shall require the presence of one-third of the shares then outstanding and entitled to vote. No resolution of the Corporation at any meeting of shareholders shall pass except by the affirmative vote of a majority of those present at a properly called meeting at which a quorum is established.

(B) Directors. A quorum of directors for each regular or special meeting of the Board of Directors shall require the presence of at least one-half of the directors then duly elected or appointed. No resolution of the Corporation at any meeting, whether regular or special, shall be adopted by the Board of Directors except by majority vote of those directors present once a quorum is established.


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                           Article XIV - Incorporator

The incorporator is Richard Byron Peddie, whose address is: c/o Richard Byron Peddie, P.C., 2503 Walnut Street - Third Floor, Boulder, Colorado 80302.

         This ninth day of August, 2002:


                                             /s/  Richard Byron Peddie
                                             -----------------------------------
                                             Richard Byron Peddie, Incorporator







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